Exhibit 10.1

Execution Version

LOCAL PROGRAMMING AND MARKETING AGREEMENT

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of June 20, 2011 among Emmis Radio, LLC (“Emmis Radio”),  Emmis Radio License, LLC (“Emmis Radio License”) and Merlin Media, LLC (“Company,” and together with Emmis Radio and Emmis Radio License , “Licensees” and each as a “Licensee”), and LMA Merlin Media, LLC (“Programmer”).

Recitals

A.           Licensees own and operate radio stations: (i) WKQX(FM), 101.1 MHz, Channel 266, Chicago, IL (FIN 19525), (ii) WRXP(FM), 101.9 MHz, Channel 270, New York, NY (FIN 67846) and (iii) WLUP-FM, 97.9 MHz, Channel 250, Chicago, IL (FIN 73233) (collectively, the “Stations”, and each, a “Station”).  The Stations transmit their signals in both analog and digital modes pursuant to licenses issued by the Federal Communications Commission (the “FCC”).

B.           Licensees desire to obtain programming for the Stations, and Programmer desires to provide programming for broadcast on the Stations on the terms set forth in this Agreement.

C.           Licensees and certain Affiliates of Programmer are parties to a Purchase Agreement of even date herewith (the “Purchase Agreement”) with respect to the equity interests in an entity that will own the Stations.  Capitalized terms not otherwise defined herein have the meanings set out in the Purchase Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Term.  The term of this Agreement (the “Term”) will begin at 12:01 a.m. on such date as is designated by Programmer, upon at least five (5) business days prior written notice to Licensees, which date is reasonably acceptable to Licensees and shall be no earlier than fifteen (15) days following the date hereof and no later than forty five (45) days following the date hereof, or if later, then the date five (5) business days after the date of expiration or termination of the waiting period under the HSR Act (the “LMA Effective Date”), and will continue until terminated in accordance with the provisions hereof.

2.           Programming.  During the Term, Programmer shall purchase from Licensees the analog and digital airtime of the Stations for the price and on the terms specified below, and shall transmit to Licensees programming that it produces or owns (the “Programs”) for broadcast on the Stations twenty-four (24) hours per day, seven (7) days per week.  Licensees may, at their sole discretion upon reasonable notice to Programmer, and without limitation of Licensees’ rights under Section 6 hereof, provide programming for the period from 6:00 a.m. to 8:00 a.m. local time each Sunday morning (any such programming provided by Licensees, being the “Licensee Programming”).  Programmer will supply the Programs at its own cost to the Stations’ origination facilities in a manner that ensures that the parties meet technical and quality standards at least equal to those of the Stations’ broadcasts prior to commencement of the Term.  Notwithstanding anything herein to the contrary, the Stations shall continue to broadcast any programming required to be aired under the terms of the Assumed Contracts.

3.           Broadcasting.  Subject to the provisions of Sections 2 and 6 hereof, during the Term, Licensees shall make available to Programmer the entire analog and digital programming capacity of the Stations for the broadcast of Programs.  To the extent reasonably necessary to perform this Agreement, during the Term, Licensees shall provide Programmer with the benefits of any Assets, including the Assumed Contracts and any Contracts that are used by the Stations but are not Assumed Contracts (as designated by Programmer), and Programmer shall perform the obligations of Licensees thereunder.

4.           Advertising.

(a)           Licensees shall retain all of the Stations’ accounts receivable existing prior to the LMA Effective Date.  Programmer shall promptly pay over to Licensees any such accounts receivable it receives, without offset, and Programmer shall not collect any such accounts receivable unpaid and due to Licensees.

(b)           During the Term, Programmer will be exclusively responsible for the sale of advertising on the Stations and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all such collections, and to all other revenues generated by the Stations, including on-line advertising and other website related revenues, and other “non-traditional revenue” streams.  Licensees shall promptly pay over to Programmer any of Programmer’s accounts receivable it receives, without offset.  All contracts for advertising on the Stations which may be entered into by Programmer shall terminate upon termination of this Agreement (other than a termination of this Agreement at Closing under the Purchase Agreement).

5.           Payments.  For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer shall pay Licensees as set forth on Schedule A attached hereto.

6.           Control.

(a)           Notwithstanding anything to the contrary in this Agreement, Licensees shall have full authority, power and control over the operation of the Stations and over all persons working at the Stations during the Term.  Without limiting the generality of the foregoing, Licensees will: (1) employ a manager for each market in which the Stations are located, who will report to Licensees and will direct the day-to-day operations of the applicable Stations, and who shall have no employment, consulting or other relationship with Programmer, (2) employ a second employee for each market in which the Stations are located, who will report and be solely accountable to the applicable manager, and (3) retain control over the policies, programming and operations of the Stations.

(b)           Nothing contained herein shall prevent Licensees from (i) rejecting or refusing programs which Licensees in good faith believe to be contrary to the public interest, or (ii) substituting programs which Licensees in good faith believe to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities.  Without limiting the preceding sentence, Licensees reserve the right to (i) refuse to broadcast any Program containing matter which violates any right of any third party or which does not meet the requirements of the rules, regulations, and policies of the FCC, (ii) preempt any Program in the event of a local, state, or national emergency, or (iii) delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy.  Notwithstanding the foregoing, Licensees shall not exercise their rights under this Section 6(b) for commercial advantage or in any manner other than pursuant to a good faith determination that such exercise is reasonably necessary to comply with their obligations as holder of the FCC licenses for the Stations.

(c)           Programmer shall cooperate with Licensees to ensure that Emergency Alert System transmissions are properly performed in accordance with Licensees’ instructions.  Programmer will immediately serve Licensees with notice and a copy of any letters of complaint it receives concerning any Program for review by Licensees and inclusion in the applicable Station’s public inspection file.

7.           Programs.

(a)           Programmer shall ensure that the contents of the Programs conform to all FCC rules, regulations and policies.  Programmer shall consult with Licensees in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensees.  On or before January 5, April 5, July 5 and October 5 of every year during the Term, Programmer shall provide to Licensees a list of significant community issues addressed in the Programs during the preceding quarter and the specific Programs that addressed such issues.

(b)           Licensees shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge and reasonable access to political candidates and compliance with the political broadcast rules of the FCC.  During the Term, Programmer shall cooperate with Licensees as Licensees comply with their political broadcast responsibilities, and shall supply such information promptly to Licensees as may be necessary to comply with the political broadcasting provisions of the FCC rules, the Communications Act of 1934, as amended, and federal election laws.  Programmer shall release advertising availabilities to Licensees during the Term as necessary to permit Licensees to comply with the political broadcast rules of the FCC; provided, however, that revenues received by Licensees as a result of any such release of advertising time shall be remitted to Programmer within seven (7) days.

(c)           During the Term, subject to Section 5, Licensees and Programmer will maintain music licenses with respect to the Stations and the Programs, as appropriate.

8.           Operations.

(a)           During the Term and subject to the terms and conditions of this Agreement, Licensees shall, subject to Section 5:

(i)           operate and maintain the Stations in accordance with the rules and regulations of the FCC and the FCC Licenses in all material respects and file all ownership reports, employment reports, applications, responses and other documents required to be filed during such period;

(ii)           maintain in full force and effect the FCC Licenses;

(iii)           comply in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Stations and Licensees’ employees thereof;

(iv)           use commercially reasonable efforts to timely renew the leases for the Stations’ transmitter sites on the terms and conditions set out therein; and

(v)           use commercially reasonable efforts to enforce Licensees’ rights under the Real Estate Leases as reasonably necessary to protect and preserve the use of the real property subject to such Real Estate Leases.

(b)           Subject to Section 5, Licensees shall be responsible for timely paying all of the operating expenses of the Stations that are required by FCC rules, regulations and policies to the extent required by such rules, regulations and policies, including: (i) all lease payments for the Stations’ transmitter sites, whether in use or not, and all taxes and other costs incident thereto, including insurance costs, (ii) all utility costs (telephone, electricity, etc.) relating to the transmitter sites, (iii) all maintenance and repair costs for the transmitting equipment, (iv) all costs, including utilities, taxes, insurance and maintenance, relating to the lease of the building housing the main studio, (v) all maintenance and repair costs for the Stations’ studio equipment and any equipment used to link the Stations’ studios and transmitting facilities, (vi) the salaries, taxes, insurance and related costs for Licensees’ personnel of the Stations and (vii) all regulatory or filing fees.

(c)           Programmer shall be responsible for the salaries, taxes, insurance and other costs for all personnel used in the production of the Programs and the cost of delivering the Programs to the Stations.

(d)           Licensees shall maintain all of the Stations’ equipment and facilities, including the studios, origination equipment, studio transmitter links, transmitter building, antennas, transmitters and transmission lines in normal operating condition consistent with the general practice of Licensees, Licensees’ parent and their affiliated companies at the broadcast stations they control, and Licensees shall continue to contract with local utility companies for the delivery of electrical power to the Stations’ studios and transmitting facilities at all times in order to operate the Stations in the Ordinary Course of Business of the Stations.  Licensees shall, subject to the reimbursement obligations of Programmer under Section 5, undertake such repairs with respect to the Stations’ facilities located at the Stations’ respective main and auxiliary transmitter sites (but not at the Stations’ studio sites) as are reasonably necessary to restore the operation of the Stations within licensed parameters following the occurrence of any loss or damage preventing such operation at any Station.  Such restoration of Station operation shall be made consistent with the repair and restoration practice of Licensees and Licensees’ Affiliates at the broadcast stations they control following the occurrence of any loss or damage preventing such operation.

9.           Format and Call Sign.  During the Term, Licensees will retain all rights to the call letters of the Stations or any other call letters which may be assigned by the FCC for use by the Stations, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations; provided, that subject to Licensees’ consent, which shall not be unreasonably delayed, conditioned or withheld, (a) at the reasonable request of Programmer, Licensees shall file a request with the FCC for a change in any such Station’s call sign and (b) Programmer shall be entitled to change the format of any Station.  Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC.

10.           Employees.

(a)           At any time following the date hereof and prior to the LMA Effective Date, Programmer may, in its sole discretion, make offers of employment with Programmer to any or all of the Current Station Employees, to be effective as of the LMA Effective Date (provided that the offer of employment for any employee who serves as the manager or second employee pursuant to Section 6(a) shall be effective as of the Closing (as defined in the Contribution Agreement) and, with respect to any such employee, all references in this Section 10 to the LMA Effective Date shall be deemed to refer to the date of the Closing). Beginning immediately following the date of this Agreement, Emmis Radio shall provide Programmer with the opportunity to interview the Current Station Employees (including any such employees hired after the date hereof) (and Emmis Radio and Programmer shall work in good faith to schedule such interviews at such times as would not unreasonably interfere with such Current Station Employees’ duties), and with any information regarding the Current Station Employees that Programmer reasonably requests in connection therewith, consistent with applicable Law, in order to determine the Current Station Employees to whom Programmer will offer employment. Programmer shall notify Emmis Radio of each Current Station Employee who accepts employment with Programmer pursuant to this Section 10 (each such employee, a “Hired Employee”) as soon as practicable after such acceptance. Effective as of the LMA Effective Date, Emmis Radio shall terminate the employment of each Hired Employee and each Hired Employee shall commence employment with Programmer. On or prior to the LMA Effective Date, Emmis Radio shall provide, to the extent not prohibited by applicable Law, in written or electronic form, Programmer with originals or copies of all records and files relating to the Hired Employees.  Programmer shall not, following the LMA Effective Date, without the consent of the individuals to whom such records or files relate or as permitted or required by applicable Law, use or disclose such records or files (or information contained therein) for purposes (i) other than those for which such information was collected or (ii) which do not relate directly to the carrying on of the business at the Stations or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented. Notwithstanding anything herein to the contrary, Programmer shall not have any responsibility for, and Emmis Radio shall retain and hold Programmer harmless and indemnify Programmer with respect to, any and all claims, losses, Liabilities, damages, expenses and other obligations (including statutory or contractual severance benefits) arising as a result of the actual or constructive termination of the employment of any employee of Emmis Communications Corporation or any of its subsidiaries as a result of the transactions contemplated hereby, including as a result of Programmer’s selection of Current Station Employees to whom to offer employment hereunder; provided that

Programmer shall be responsible for, and Programmer shall retain and hold Emmis Radio harmless and indemnify Emmis Radio with respect to, any and all claims, losses, Liabilities, damages, expenses and other obligations arising solely as a result of Programmer’s violation of applicable Law in selecting Current Station Employees to whom to offer employment hereunder (the “Employee Offer Liabilities”). If Programmer has not established as of the LMA Effective Date medical and dental insurance plans (the “New Welfare Plans”) for the benefit of Hired Employees that are substantially comparable to the medical and dental insurance plans provided by Emmis Radio and its Affiliates to such Hired Employees immediately prior to the LMA Effective Date (the “Current Welfare Plans”), then with respect to each Hired Employee who elects to receive continuation medical and dental coverage under the medical and dental insurance plans provided by Emmis Radio and its Affiliates to such Hired Employees immediately prior to the LMA Effective Date (the “Current Welfare Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Programmer shall promptly reimburse such Hired Employee for the amount of COBRA premiums paid by such Hired Employee for such continuation coverage in respect of the period commencing on the LMA Effective Date and ending on the date on which such Hired Employee becomes eligible to participate in the New Welfare Plans (but such reimbursement obligation shall be limited to the amount by which such premiums exceed the premiums that such Hired Employee would have been required to pay for such coverages had such Hired Employee remained an active Station Employee of Emmis Radio during such period).

(b)           Notwithstanding anything to the contrary in this Section 10, (i) Programmer agrees that the provisions of this Section 10 shall be subject to any applicable provisions of a collective bargaining agreement in respect of Hired Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such collective bargaining agreement, and (ii) Programmer shall be permitted to make changes to any Represented Employee’s compensation and benefits to the extent permitted under the applicable collective bargaining agreement. Notwithstanding the foregoing, it is agreed and understood by Emmis Radio that Programmer is not assuming any of the contribution history of Emmis Radio for contributions made on, before or after the LMA Effective Date to any Multiemployer Plans to which Emmis Radio has or had an obligation to contribute and that Programmer is not assuming any withdrawal liability under any of the Multiemployer Plans.

(c)           With respect to all Contributors Plans, Licensees shall retain sponsorship of all such Contributors Plans and shall retain all commitments, Liabilities and obligations thereunder, whether arising before, on or after the LMA Effective Date, and Programmer shall not assume sponsorship of, contribute to or maintain any such Contributors Plans and shall not assume any commitment, Liability or obligation thereunder, whether arising before, on or after the LMA Effective Date. Following the LMA Effective Date: (i) Emmis Radio shall retain liability and responsibility for all employment and employee benefits-related Liabilities, obligations, claims and losses (other than Employee Offer Liabilities) that (A) relate to any Hired Employee (or any dependent or beneficiary of any Hired Employee) and are incurred or arise on or prior to the LMA Effective Date or (B) are incurred or arise at any time and relate to any employee of Emmis Communications Corporation or any of its subsidiaries other than the Hired Employees, and Programmer shall have no liability or responsibility for any such Liabilities, obligations, claims or losses; and (ii) Programmer shall be solely responsible for (A) all employment and employee-benefits related Liabilities, obligations, claims and losses that relate to any Hired Employee (or any dependent or beneficiary of any Hired Employee) and are incurred or arise after the LMA Effective Date, and (B) the Employee Offer Liabilities, and Emmis Radio shall have no liability or responsibility for any such Liabilities, obligations, claims or losses, or the Employee Offer Liabilities.

(d)           Emmis Radio shall make a prorated annual bonus payment to each Hired Employee who remains employed with Emmis Radio or its subsidiaries through the LMA Effective Date, the amount (if any) of which shall equal the product of such Hired Employee’s target annual bonus and a fraction, the numerator of which is the number of days in the calendar year during which the LMA Effective Date occurs that elapse prior to the LMA Effective Date, and the denominator of which is 365, except that such amount shall only be payable to the extent such Hired Employee is, as of the LMA Effective Date, performing “on plan” in respect of such target bonus. Each such prorated bonus shall be paid as soon as practicable following the LMA Effective Date. Emmis Radio shall pay to each Hired Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Hired Employee on or prior to the LMA Effective Date, and Programmer shall have no obligation to honor such accrued vacation days or paid time off after the LMA Effective Date and shall have no other commitment, Liability or obligation for, and Emmis Radio and its Affiliates shall hold Programmer harmless with respect to, all such amounts payable to any Hired Employee. After the LMA Effective Date, each Hired Employee’s eligibility for vacation and other paid time off shall be determined under Programmer’s vacation policy.

(e)           Emmis Radio and Programmer hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Emmis Radio and its Affiliates shall have no United States employment tax reporting responsibilities, and Programmer shall have full United States employment tax reporting responsibilities, for Hired Employees following the close of business on the LMA Effective Date.

(f)           Within five (5) Business Days following the LMA Effective Date, Emmis Radio shall notify Programmer of any “employment loss” (as defined in the WARN Act) experienced by any Station Employees during the 90-day period prior to the LMA Effective Date.

(g)           From the date of this Agreement through the earlier of (i) the LMA Effective Date or (ii) the date this Agreement is terminated in accordance with Section 14, except as set forth in Schedule 10(g) or as consented to by the GTCR Investors in writing in advance (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Emmis Radio shall not, except as otherwise expressly contemplated by this Agreement, the Purchase Agreement or the Contribution Agreement: (i) except to the extent Licensee deems necessary or appropriate to preserve the business of the Stations, as required to comply with any collective bargaining agreement or Contributors Plan (in each case as in effect on the date of this Agreement), or as required to comply with applicable Law, (A) grant any loan or any increase in the compensation or benefits of, or pay any bonus to, any Station Employee, (B) pay to any Station Employee any compensation or benefit not provided for under any Contributors Plan, other than the payment of cash compensation in the Ordinary Course of Business of the Stations, (C) grant any increase in severance, change of control, retention, termination or similar compensation or benefits to any Station Employee, (D) adopt, establish, enter into, amend, modify or terminate any Contributors Plan, (E) grant any awards under any Contributors Plan to any Station Employee (including the grant of stock-based or stock-related awards, or the removal of existing restrictions in any Contract or Contributors Plan or awards made thereunder), (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit for any Station Employee or (G) take any action to accelerate the time of vesting or payment of any compensation or benefit to any Station Employee; (ii) modify or terminate any collective bargaining agreement or other labor union Contract, or enter into any collective bargaining agreement or other labor union Contract with respect to the Stations, except in the Ordinary Course of Business of the Stations and after consultation with the Company, or take any act reasonably expected to cause a material breach under any collective bargaining agreement, or waive any material right under any collective bargaining agreement with respect to the Stations; or (iii) (A) terminate the employment of any Current Station Employee outside of the Ordinary Course of Business or (B) transfer any Current Station Employee to a Retained Station or transfer any employee of any Retained Station to a Station.

(h)           For the avoidance of doubt, the provisions of this Section 10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including any Station Employee or other current or former employee of Emmis Communications Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 10) under or by reason of any provision of this Agreement. Nothing in this Section 10 shall amend, or be deemed to amend (or prevent the amendment or termination of) any Contributors Plan or any compensation or benefit plan of Programmer or its Affiliates. The Programmer shall have no obligation to employ or retain the services of any Hired Employee for any period of time and, except as specifically provided in this Section 10, Programmer shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

11.           Facilities and Shared Services.

(a)           During the Term, subject to any necessary landlord consent, Licensees shall provide Programmer access to and the use of the space at Licensees’ studios and offices for the Stations as described on Schedule B hereto (the “Current Studio and Office Space”) (for purposes of conducting Programmer’s business with respect to the Stations pursuant to this Agreement and for no other purpose).  When on Licensees’ premises, Programmer’s personnel shall not (i) act contrary to the terms of any lease for the premises, (ii) create any lien, claim or encumbrance on the premises, or (iii) interfere with the business or operation of Licensees’ stations or Licensees’ use of such premises.  This Section is subject and subordinate to the Real Estate Leases for such studio and office facilities and does not constitute a grant of any real property interest, and if such lease expires or is terminated for any reason, then Licensees shall give Programmer prompt notice of such termination within two (2) business days of Licensees’ obtaining knowledge thereof, and Programmer’s right to use the facilities under this Agreement shall end with the termination of such Real Estate Leases.

(b)           In addition, during the Term, subject to Section 5, Licensees shall, and shall cause their affiliates to, provide to Programmer the “Services,” as defined in that certain Transition and Shared Services Agreement to be signed at Closing by Company and Emmis Radio (the “TSSA”).  With respect to the provision of such Services pursuant to this Section 11(b), Programmer shall pay Licensees for such Services as set forth in the TSSA.  Furthermore, Article 2 (Services), Article 3 (Required Consents), Section 4.2, Article 5 (Compensation; Financial Provisions), Article 6 (Confidentiality), Article 7 (Reports Meetings; Personnel), Article 8 (Indemnification) and Section 9.6 (Force Majeure) of the TSSA shall apply during the Term with respect to such Services, and such provisions are hereby incorporated herein by this reference with Programmer being substituted for Company.

12.           Representations and Warranties of Licensees.

Licensees, jointly and severally, make the following representations and warranties to Programmer as of the date of this Agreement:

(a)           Organization.  Each of Emmis Radio, Emmis Radio License, and  Company has been duly formed and is validly existing as a limited liability company  in good standing under the Laws of the jurisdiction of its organization.  The copies of the Organizational Documents of Licensees previously made available by Licensees to Programmer are true, correct and complete.  Each of Emmis Radio, Emmis Radio License and Company has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business with respect to the Stations as it is now being conducted and is duly licensed or qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the ownership of its property or the character of its activities with respect to or in connection with the Stations is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  No other jurisdiction has demanded, requested or otherwise indicated that either Licensee is required so to qualify on account of the ownership, leasing or operation of its assets and properties with respect to or in connection with the Stations, or the conduct of the business of any of the Stations, except where the failure to qualify would not have a Material Adverse Effect.

(b)           Authorization and Binding Obligation.  Each of Emmis Radio, Emmis Radio License and Company have all requisite limited liability company power and authority to execute, deliver and perform this Agreement, and each of Emmis Radio, Emmis Radio License and Company will have as of the LMA Effective Date all requisite corporate or other organizational power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by each of Emmis Radio, Emmis Radio License and Company and constitutes a valid and legally binding obligation of each of Emmis Radio, Emmis Radio License and Company (assuming that this Agreement constitutes a valid and legally binding obligation of Programmer), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

13.           Representations and Warranties of Programmer.

Programmer makes the following representations and warranties to Licensees as of the date of this Agreement:

(a)           Organizational and Standing.  Programmer is duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, to own and lease its properties and assets.

(b)           Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement have been duly authorized by Programmer.  This Agreement constitutes a valid and binding obligation of Programmer, enforceable in accordance with its terms.  The execution and delivery by Programmer of this Agreement and the fulfillment of and compliance with the respective terms hereof by Programmer do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Programmer’s Organizational Documents, or any law, statute, rule or regulation to which Programmer is subject, or any agreement, instrument, order, judgment or decree to which such Investor is a party or by which it is bound.

14.           Termination.  This Agreement shall terminate as follows:

(a)           automatically upon Closing under the Purchase Agreement;

(b)           by written notice of Licensees to Programmer or Programmer to Licensees in the event of any expiration or termination of the Purchase Agreement in accordance with the terms thereof prior to the Closing Date thereunder;

(c)           by written notice of Licensees to Programmer if Programmer fails to pay when due any payment required under this Agreement and such failure is not cured within five (5) business days following written notice of Licensees to Programmer, but no more than two such cure periods shall be permitted in any six-month period;

(d)           by written notice of Licensees to Programmer if Programmer fails to observe or perform any of its other obligations contained in this Agreement in any material respect or breaches any representation or warranty made by it under this Agreement in any material respect and such failure or breach is not cured within ten (10) business days after written notice of Licensees to Programmer, provided, that if the failure or breach is non-monetary and is susceptible of cure but not within such time period and if Programmer has undertaken and is continuing diligent efforts to cure and an additional delay does not materially adversely affect Licensees, then, in that event, the cure period shall be extended at Programmer’s request for up to thirty (30) additional calendar days as long as Programmer continues to diligently pursue such cure during that additional 30-day period; and

(e)           by written notice of Programmer to Licensees if Licensees fail to observe or perform any of their obligations contained in this Agreement in any material respect or breach any representation or warranty made by them under this Agreement in any material respect and such failure or breach is not cured within ten (10) business days after written notice of Programmer to Licensees, provided, that if the failure or breach is susceptible of cure but not within such time period and if Licensees have undertaken and are continuing diligent efforts to cure and an additional delay does not materially adversely affect Programmer, then, in that event, the cure period shall be extended at Licensees’ request for up to thirty (30) additional calendar days as long as Licensees continue to diligently pursue such cure during that additional 30-day period.  Failure of Licensees to broadcast the Programs due to facility maintenance, repair or modification, or due to any reason outside of Licensees’ reasonable control, shall not constitute a breach or default by Licensees under this Agreement, so long as Licensees are using commercially reasonable efforts to resume such broadcasts, subject to the reimbursement obligations of Programmer under Section 5.

15.           Remedies
.  Termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination.  In the event of a breach or default by a party under this Agreement, the other party shall be entitled to all remedies at law or in equity; provided that if this Agreement is terminated for any reason other than at Closing under the Purchase Agreement, the parties agree to cooperate with one another and to take all actions necessary to rescind this Agreement and return the parties to the status quo ante; and provided, further, that if this Agreement is terminated pursuant to Section 14(b) hereof, or the Purchase Agreement is otherwise terminated by any party thereto in accordance with its terms, the remedies available to the parties under this Agreement shall be those set forth in the Purchase Agreement, as if the rights and obligations in this Agreement were contained therein.

16.           Indemnification.

(a)           Programmer shall indemnify and hold Licensees, their officers, directors, members, partners, Affiliates and employees harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from (i) the broadcast of the Programs on the Stations, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law, (ii) any breach or default by Programmer under this Agreement or (iii) any negligent or willful misconduct of Programmer or its agents, guests or representatives at the Stations’ studios, offices, transmitters or other facilities.

(b)           Licensees shall indemnify and hold Programmer, its officers, directors, shareholders, members, partners, Affiliates and employees harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from (i) the broadcast of the Licensee Programming on the Stations, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law, or (ii) any breach or default by Licensees under this Agreement.

(c)           The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 16(f).

(d)           The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it.  In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(e)           Anything herein to the contrary notwithstanding:

(i)           the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)           the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

(iii)           in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

(f)           The obligations under this Section shall be subject to the limitations set forth in Section 15 and shall survive any termination of this Agreement.

17.           Insurance.

(a)           Throughout the Term of this Agreement, Licensees shall maintain general liability, property and umbrella insurance policies for the Assets and the operation of the Stations consistent with the practice of Licensees and their Affiliates at the other broadcast stations under their control, but in any event no less than $1,000,000 for general liability, $25,000,000 for umbrella coverage and property coverage no less than the fair market value of the property (but Licensees have no obligation to carry business interruption insurance).  Additionally, Licensees shall maintain workers compensation coverage for the employees required to fulfill Licensees’ main studio staffing obligations under FCC rules and policies.

(b)           Throughout the Term of this Agreement, Programmer shall maintain the following levels of insurance in connection with its operations pursuant to this Agreement:

General Liability	$1,000,000
Media Liability	$5,000,000
Umbrella Coverage	$10,000,000

Additionally, Programmer shall maintain workers compensation coverage on all employees performing services at the Stations’ studios or transmitter sites and property coverage, including business interruption coverage appropriate for the Stations’ operations.

18.           Assignment.

(a)           Neither party may assign this Agreement without the prior written consent of the other party hereto.  Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.  The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns.  No assignment shall relieve a party of any obligation or liability under this Agreement.

(b)           Programmer consents to Licensees’ pledging, assigning and granting, for the benefit of the financial institutions identified as agents or lenders under that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 2, 2006, as amended, by and among Emmis Radio, Emmis Communications Corporation and the financial institutions identified therein from time to time as lenders (the “Credit Agreement”) a continuing security interest and lien on all of Licensees’ right, title and interest in and to all rights held by the Licensees and the rights to payment of money owing to the Licensees and all payments received by such Licensees (whether in cash or otherwise), in each case, under this Agreement.

19.           Severability.  If any court or governmental authority holds any provision in this Agreement invalid, illegal, or unenforceable under any applicable law, then so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

20.           Miscellaneous.

(a)           This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

(b)           Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Licensees:	c/o Emmis Operating Company One Emmis Plaza

40 Monument Circle Suite 700 Indianapolis, Indiana 46204 Attn: Scott Enright Tel: (317) 684-6565 Facsimile: (317) 684-5583
with copies (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas New York, New York 10019-6064 Attn: James M. Dubin and Kelley D. Parker Tel: (212) 373-3000 Facsimile: (212) 373-2393
Wiley Rein LLP 1776 K Street, N.W. Washington, D.C. 20006 Attn: John E. Fiorini, III Tel: (202) 719-7000 Facsimile: (202) 719-7049
if to Programmer:	LMA Merlin Media, LLC 300 N. LaSalle Street Suite 5600 Chicago, IL 60654 Attn: Christian McGrath Tel: (312) 382-2200 Facsimile: (312) 382-2201
with copies (which shall not constitute notice) to:	GTCR LLC 300 N. LaSalle Street Suite 5600 Chicago, IL 60654 Attn: Christian McGrath Tel: (312) 382-2200 Facsimile: (312) 382-2201
Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attn: Edward Sonnenschein Tel: (212) 906-1200 Facsimile.: (212) 751-4864
Latham & Watkins LLP 555 11th St. NW Suite 1000

Washington, DC 20004 Attn: Eric Bernthal and Nicholas P. Luongo Tel: (202) 637-2200 Facsimile: (202) 637-2201

(c)           No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

(d)           This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the parties.  Neither party shall be authorized to act as an agent of or otherwise to represent the other party.

(e)           The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.  Venue for any action to enforce a party’s rights hereunder shall be in the appropriate state or federal court located in New York, New York.

(f)           This Agreement (including the Exhibits and Schedules hereto), together with the Purchase Agreement and Transition Services Agreement of even date herewith constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

21.           FCC Compliance.

(a)           The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws.  Licensees may file a copy of this Agreement with the FCC and place a copy of this Agreement in the Stations’ public inspection files.

(b)           Licensees certify that they maintain ultimate control over the Stations’ facilities including, specifically, control over the Stations’ finances, personnel and programming. Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).

(c)           In accordance with Paragraphs 49 and 50 of United States Federal Communications Commission Report and Order No. FCC 07-217, Programmer shall not discriminate in any contract for advertising on the Stations on the basis of race or gender, and all such contracts shall be evaluated, negotiated and completed without regard to race or gender.  Programmer shall include a clause to such effect in all contracts for advertising on the Stations, and if requested shall provide written confirmation of compliance with such requirement.

22.           Repair and Maintenance.

(a)           As of the date hereof, the Stations have certain main and auxiliary transmitting facilities.  From time to time the Stations may need to reduce power or cease transmitting from a transmitting facility for maintenance and repair.  Licensees shall use commercially reasonable efforts to schedule any routine maintenance or repairs to the Stations’ transmitting facilities such that each of the Stations is continuously operating from one of its transmitting facilities at all times within such Station’s licensed parameters.

(b)           Licensees shall use commercially reasonable efforts to coordinate with Programmer with respect to scheduling routine maintenance to the Stations’ main transmitting facilities in a manner to minimize disruption of programming and advertising.

(c)           To the extent reasonably possible, Licensees shall schedule maintenance and repairs requiring material power reduction or material interruption of service from the Stations’ main transmitting facilities on weekends or during the hours of 12:00 a.m. to 6:00 a.m.

(d)           Reduction in power to the Stations or interruption of transmissions from the Stations pursuant to this Section 22 shall not be deemed a breach of Licensees’ obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Programmer
LMA MERLIN MEDIA, LLC

By:	/s/ Philip A. Canfield
Name: Philip A. Canfield
Title: Vice President

Licensees
EMMIS RADIO, LLC By: Emmis Operating Company, its manager

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

EMMIS RADIO LICENSE, LLC By: Emmis Operating Company, its manager

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

[Signature Page to Local Programming and Marketing Agreement]

MERLIN MEDIA, LLC By: Emmis Radio Holding Corporation, its manager

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

Schedule A

1.           Programmer shall reimburse Licensees for all operating, maintenance and capital expenses incurred by Licensees in the ordinary course of business and associated with the ownership and operation of the Stations at or after the LMA Effective Date and through the end of the Term, including without limitation as set forth below in this paragraph 1 (collectively, the “Station Expenses”) subject to the terms and conditions of this Schedule A.  Such reimbursement by Programmer to Licensees is referred to herein as the “Expense Reimbursement”.  Any Station Expense that straddles the Term and any period beginning or ending before or after the Term that is not clearly allocable to periods before or after the Term shall be prorated between Licensees and Programmer on the basis of the number of days elapsed.  The Station Expenses may include, without limitation:

(a)           all lease payments under the Real Estate Leases (for shared sites, in accordance with the principles set forth below);

(b)           all utility costs (telephone, electricity, water, etc.) to the extent relating to the Stations;

(c)           all personal and real property taxes and commercial rent taxes, to the extent relating to the Stations;

(d)           insurance costs to the extent relating to the Stations;

(e)           all FCC regulatory fees and filing fees with respect to applications or other filings relating to the Stations, excluding any filing fees or other expenses arising out of the transactions contemplated by the Purchase Agreement;

(f)           necessary or ordinary and customary repair and maintenance costs for the Stations’ equipment and facilities, including without limitation the towers, antennas, transmitters, and transmission lines; provided that to the extent Programmer reimburses Licensees for any costs for which insurance proceeds are paid to Licensees, Licensees shall pay Programmer an amount equal to any such insurance proceeds actually received;

(g)           capital expenditures or improvements, provided that Programmer shall have the right to approve any reimbursable capital expenditures over $10,000 in the aggregate during the Term, but Licensees may incur non-reimbursable capital expenditures in excess of such amount if they elect; and

(h)           all ordinary and customary salaries, taxes, insurance, benefits and related costs of Licensees’ two employees (per market) described in Section 6(a) hereof.

Notwithstanding anything herein to the contrary, Programmer shall have the right to pay directly all Station Expenses identified in clauses (e) and (f) above to the extent permitted by applicable Law.

Lease expenses –For the New York studio and office facilities (which are shared with other stations owned by Licensees), all lease payments shall be allocated among the New York

Station and such other stations based upon relative square footage used.  For any New York transmission facilities which are shared with other stations owned by Licensees, all lease payments shall be allocated among the New York Station and such other stations based upon number of stations using the sites.

Non-lease shared expenses – For other non-lease expenses in New York that relate to the New York Station and other stations owned by Licensees, expenses shall be allocated among the New York Station and such other stations with one-third (1/3) allocated to the New York Station and two-thirds (2/3) allocated to such other stations.

Corporate systems  – The reimbursement rate for Licensees’ corporate-level systems shall be based upon the number of stations using such systems.

Build-out  – If any build-out is done at the New York studio and office facilities to bifurcate space, Programmer shall pay the entire cost of such build-out.

2.           Notwithstanding anything to the contrary contained in this Schedule A or in this Agreement, the Station Expenses shall not include, and Programmer shall not be responsible for or be required to reimburse for any of the following:

(a)           Licensees’ franchise, income, and similar taxes based on or measured by net income;

(b)           interest on and principal of loans and/or indebtedness and other fees, charges, costs and expenses relating to loans and/or indebtedness;

(c)           legal, accounting and other professional fees and expenses, including, without limitation, any in connection with or arising out of this Agreement, the Contribution Agreement and/or the Purchase Agreement, and/or the negotiation, administration, interpretation or closing of this Agreement, the Contribution Agreement, and/or the Purchase Agreement, and/or the transactions contemplated hereby and thereby; and

(d)           salaries, taxes, insurance, benefits and related costs of Licensee’s employees, other than the two employees (per market) described in Section 6 hereof, but without limiting Programmer’s reimbursement obligations under the TSSA.

3.           Programmer shall pay the Expense Reimbursement to Licensees within 15 days after delivery to Programmer of an invoice from Licensees, which such invoice shall provide reasonable detail and back-up documentation.

4.           In addition to the Expense Reimbursement, Programmer shall pay to Licensees a fixed fee of Two Hundred Thousand Dollars ($200,000) per month during the Term, such payment to be made on or before the 15th day of each month.  The monthly fixed fee shall be prorated for any partial calendar month during the Term.

5.           If a Program is not broadcast on a Station due to a failure by Licensees to perform any of their covenants or obligations in this Agreement, then Programmer shall receive a pro rata credit against the Section 4 monthly fee payable hereunder (based on the non-broadcast time in relation to the total broadcast time in the applicable month).

Schedule B

New York studio and office facility – See attached diagram.

Chicago studio and office facility – All space under the Chicago Stations’ studio and office lease, except for a reasonable amount of space for the two employees of Licensees and the space currently used by three employees of an Affiliate of Licensees (who shall vacate such space within sixty (60) days after the LMA Effective Date).

Schedule 10(g)

 List of Exceptions to 10(g)

1)	Those Station Employees not hired by Programmer at the Effective Date will be provided severance based on the attached schedule.

2)
Severance plans may be revised to ensure that severance payable is reduced by any amounts that would be payable during any notice period required to be given under the Worker Adjustment and Retraining Notification Act and similar state laws.

3)	Licensees may terminate as of the Effective Date any Current Station Employee who is not a Hired Employee.